EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 7, 2022 with respect to the statements of condition including the related portfolios of Select S&P Industrial Portfolio 2022-4, Select S&P Core Portfolio 2022-4, Global 45 Dividend Strategy Portfolio 2022-4, The Dow Jones Select Dividend Index Strategy Portfolio 2022-4 and EAFE Select 20 Portfolio 2022-4, (included in Invesco Unit Trusts, Series 2246) as of October 7, 2022 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-266638) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
October 7, 2022